Exhibit 4.3

INDENTURE
DATED AS OF THE 11th DAY OF JUNE, 2012
BETWEEN
MOLYCORP, INC.
AND
COMPUTERSHARE TRUST COMPANY OF CANADA

THIS INDENTURE is dated for reference as of the 11th day of June, 2012.
BETWEEN:
MOLYCORP, INC., a corporation existing under the laws of the state of Delaware and having its head office in the City of Greenwood Village, in the State of Colorado (hereinafter called "Molycorp")
AND
COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company continued under the laws of Canada and registered to carry on business in the Province of Ontario (hereinafter called the "Trustee")
WITNESSETH THAT:
WHEREAS the Trustee and Neo Material Technologies Inc. (the "Corporation") entered into a debenture indenture (the "2011 Indenture") dated as of June 2, 2011 providing for the issuance of subordinate convertible debentures of the Corporation (the "Debentures");
AND WHEREAS on June 7, 2012, the Corporation amalgamated with two direct wholly-owned subsidiaries and one indirect wholly-owned subsidiary to form "Neo Material Technologies Inc." ("Neo Materials");
AND WHEREAS by operation of law, the obligations of the Corporation pursuant to the 2011 Indenture are assumed by Neo Materials;
AND WHEREAS pursuant to an arrangement made under section 192 of the Canada Business Corporations Act (the "Neo Acquisition"), Molycorp indirectly acquired all of the outstanding common shares of Neo Materials on the date hereof;
AND WHEREAS the principal amount of indebtedness of the Debentures and, in certain circumstances, the interest payable on the Debentures, are convertible into common shares of Neo Materials;
AND WHEREAS as a result of the Neo Acquisition, the common shares of Neo Materials and the

Debentures will be de-listed from the Toronto Stock Exchange;
AND WHEREAS the common shares of Molycorp (the "Molycorp Shares") are listed for trading on the New York Stock Exchange;
AND WHEREAS Neo Materials will continue to be a legal entity and obligor of the Debentures issued pursuant to the 2011 Indenture;
AND WHEREAS following the Neo Acquisition, Molycorp will be the parent company of Neo Materials and all shares issued pursuant to the provisions of the 2011 Indenture will hereafter be Molycorp Shares;
AND WHEREAS pursuant to the provisions of Subsection 6.5(d) of the 2011 Indenture and in order to implement the provisions of Subsection 6.5(d) of the 2011 Indenture, Molycorp and the Trustee wish to enter into this Indenture to provide, to the extent possible, for the application of the provisions set forth in the 2011 Indenture, as nearly as may reasonably be practicable, as they relate to Molycorp and to set out the obligations, rights and conditions relating to the issuance, sale or delivery by Molycorp of Molycorp Shares in the place and stead of the issuance, sale or delivery by Neo Materials of common shares of Neo Materials as set out in the 2011 Indenture;
AND WHEREAS all necessary steps in relation to Molycorp have been duly enacted, passed and/or confirmed and other proceedings taken and conditions complied with to make the execution and delivery of this Indenture and the obligations of Molycorp hereunder enforceable against Molycorp in accordance with the laws relating to Molycorp;
AND WHEREAS in order to set out the terms of issuance of Molycorp Shares pursuant to the provisions of the 2011 Indenture providing for the issuance of common shares of Neo Materials, the parties hereto agreed to enter into this 2012 Indenture and agree that it should be read together with the 2011 Indenture;
AND WHEREAS the foregoing recitals are made as representations and statements of fact by Molycorp and not by the Trustee;
NOW THEREFORE THIS INDENTURE WITNESSES that in consideration of the respective covenants and agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged), Molycorp and the Trustee covenant and agree, for the benefit of each other and for the equal and rateable benefit of the holders, as follows:
ARTICLE 1
INTERPRETATION
1.1    Definitions
In this Indenture, the following expressions shall have the following meanings, namely:

(a)
"this Indenture", "the 2012 Indenture", "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions refer to this Indenture and not to any particular Article, Section, subsection, clause, subdivision or other portion hereof and include any and every instrument supplemental or ancillary hereto;

(b)	Any capitalized term used herein and not otherwise defined or assigned a meaning herein shall have the meaning ascribed thereto in the 2011 Indenture.
1.2    Interpretation
In this Indenture:

(a)	words importing the singular number or masculine gender shall include the plural number or the feminine or neuter genders, and vice versa;

(b)	all references to Articles and Schedules refer, unless otherwise specified, to articles of and schedules to this Indenture;

(c)	all references to Sections refer, unless otherwise specified, to Sections, subsections or clauses of this Indenture;

(d)
words and terms denoting inclusiveness (such as "include" or "includes" or "including"), whether or not so stated, are not limited by and do not imply limitation of their context or the words or phrases which precede or succeed them;

(e)	reference to any agreement or other instrument in writing means such agreement or other instrument in writing as amended, modified, replaced or supplemented from time to time;

(f)	unless otherwise indicated, reference to a statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time; and

(g)
unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated by including the day on which the period commences and excluding the day on which the period ends.

1.3    Headings, etc.
The division of this Indenture into Articles and Sections, and the insertion of headings, are for convenience of reference only and shall not affect the construction or interpretation of this Indenture or of the Debentures.
1.4    Time of Essence
Time shall be of the essence of this Indenture.
1.5    Monetary References
Whenever any amounts of money are referred to herein, such amounts shall be deemed to be in lawful money of the United States unless otherwise expressed.
1.6    Invalidity, etc.
Any provision hereof which is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof.
1.7    Language

Each of the parties hereto hereby acknowledges that it has consented to and requested that this Indenture and all documents relating thereto be drawn up in the English language only.
1.8    Successors and Assigns
All covenants and agreements of Molycorp in this Indenture and the Debentures shall bind their successors and assigns, whether so expressed or not. All covenants and agreements of the Trustee in this Indenture shall bind its successors.
1.9    Severability
In case any provision in this Indenture shall be invalid, illegal or unenforceable, such provision shall be deemed to be severed herefrom or therefrom and the validity, legality and enforceability of the remaining provisions shall not in any way be affected, prejudiced or impaired thereby.
1.10    Entire Agreement
This Indenture constitutes the entire agreement between the parties hereto with respect to the obligation to issue Common Shares pursuant to the 2011 Indenture. This Indenture shall be read with the 2011 Indenture, but provides for specific obligations between Molycorp and the Trustee.
1.11    Benefits of Indenture
Nothing in this Indenture, or in the Debentures, express or implied, shall give to any Person, other than the parties hereto and to the 2011 Indenture and their successors hereunder, any paying agent, the holders of Debentures, and the holders of Common Shares, any benefit or any legal or equitable right, remedy or claim under this Indenture.
1.12    Applicable Law and Attornment
This Indenture and any supplemental indenture hereto shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated in all respects as Ontario contracts. With respect to any suit, action or proceedings relating to this Indenture, or any supplemental indenture, Molycorp and the Trustee irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.
1.13    Non-Business Days
Whenever any payment to be made hereunder shall be due, any period of time would begin or end, any calculation is to be made or any other action is to be taken on, or as of, or from a period ending on, a day other than a Business Day, such payment shall be made, such period of time shall begin or end, such calculation shall be made and such other action shall be taken, as the case may be, unless otherwise specifically provided herein, on or as of the next succeeding Business Day without any additional interest, cost or charge to Molycorp.
1.14    Calculations
Molycorp shall be responsible for making all calculations called for hereunder including, without limitation, calculations of Current Market Price. Whenever it is necessary to calculate the Current Market Price or any other value or amount hereunder in United States dollars for the purpose of payment or otherwise, and the Current Market Price or other value or amount to be calculated is not at the relevant time expressed in United States dollars, then the Current Market Price or other value or amount to be calculated hereunder, as applicable, shall be converted into United States dollars based on: (i) in the event that the Current Market Price or other value or amount to be calculated hereunder is expressed in Canadian dollars, the Bank of Canada daily noon rate of exchange for converting Canadian dollars into United States dollars on the Business Day immediately preceding the applicable payment or other conversion date, as applicable, or (ii) in the event that the Current Market Price or other value or amount to be calculated hereunder is expressed in any currency other than United States dollars, the exchange rate for the purchase of United States dollars with such other currency using for the purposes of such calculation the applicable noon rate posted by the Federal Reserve Bank of New York on the Business Day immediately preceding the applicable payment or other conversion date, as applicable. Molycorp shall make such calculations in good faith and, absent manifest error, Molycorp's calculations shall be final and binding on holders and the Trustee. Molycorp will provide a schedule of its calculations to the Trustee and the Trustee shall be entitled to rely conclusively on the accuracy of such calculations without independent verification.
1.15    Effective Date of this Indenture
This Indenture is dated for reference as of June 11, 2012; however, except with respect to section 2.1 of this Indenture which shall be effective immediately, the parties specifically agree that the other terms and conditions set out herein in respect of the Debentures, and the rights and obligations of the parties hereunder, shall not become effective until the later of: (i) the delivery to the Trustee of an Officers' Certificate (as defined in Section 7.5 hereof) certifying as to Molycorp's corporate authority to enter into this Indenture together with such supporting legal opinions as the Trustee may require; and (ii) the date which is the day after the Change of Control Purchase Date under the 2011 Indenture in respect of the Neo Acquisition. For greater certainty, the terms and conditions set out in the 2011 Indenture will remain in full force and effect unaffected hereby and will solely govern the terms and conditions of the Debentures and the rights and obligations of the parties thereto until such time as this Indenture becomes effective in accordance with this Section 1.15.
ARTICLE 2
OBLIGATIONS OF MOLYCORP IN RESPECT OF THE 2011 INDENTURE
2.1    Guarantee of Payment Obligations of Neo Materials

(a)
Molycorp hereby unconditionally, fully and irrevocably guarantees in accordance with and subject to the terms of the 2011 Indenture, the obligation to pay punctually all payments when due and payable by Neo Materials arising under the 2011 Indenture, whether at the Maturity Date, by acceleration or otherwise. Molycorp's obligation is a guaranty of payment and not merely of collection.

(b)
Any payments made by Molycorp pursuant to this Section 2.1 shall be treated as if made by Neo Materials under the 2011 Indenture and shall have the same effect under the 2011 Indenture as if made by Neo Materials.

(c)
Notwithstanding anything to the contrary in this Indenture or the 2011 Indenture, Molycorp's guaranty hereunder shall be subordinate and subject to the prior payment in full of all existing and future indebtedness of Molycorp (including Molycorp's 10% Senior Secured Notes Due 2020 in the original aggregate principal amount of $650,000,000), unless the documentation evidencing any such indebtedness expressly provides that it is on parity with or subordinated or subject to the prior payment in full of Molycorp's guaranty hereunder.
2.2    Obligations of Molycorp to issue Molycorp Shares

(a)
Molycorp hereby assumes, pursuant to Subsection 6.5(d) of the 2011 Indenture, the obligations of Neo Materials set out in the 2011 Indenture in respect of the issuance, sale and delivery of Common Shares (as defined in the 2011 Indenture) with the intent and to the extent that such obligations will be satisfied by the issuance, sale or delivery by Molycorp of cash and Molycorp Shares rather than by the issuance, sale or delivery by Neo Materials of Neo Materials common shares.

(b)
Where the 2011 Indenture refers to Common Shares or an obligation of the Corporation (as defined in the 2011 Indenture) to issue, sell or deliver Common Shares, the provisions of the 2011 Indenture shall be read mutatis mutandis to reflect that Molycorp will issue, sell or deliver Common Shares and not Neo Materials and that references in the 2011 Indenture to the Common Shares shall mean the Molycorp Shares, references to the holders of Common Shares shall refer to the holders of Molycorp Shares, and references to the Corporation having an obligation to issue, sell or deliver Common Shares shall refer to Molycorp having an obligation to issue, sell or deliver Molycorp Shares, as applicable.

(c)
Any issuance, sale or delivery of Molycorp Shares by Molycorp pursuant to this Section 2.2 shall be treated, for the purposes of the 2011 Indenture, as if issued, sold or delivered by Neo Materials and shall have the same effect under the 2011 Indenture as if made by Neo Materials.

ARTICLE 3
EFFECT OF INDENTURE
3.1    Effect of this Indenture on Section 1.1 of the 2011 Indenture
Notwithstanding the generality of the mutatis mutandis language in Section 2.2(b) hereof and for greater certainty, in order to accommodate the Neo Acquisition, and to fulfil, to the extent possible, the intent and provisions of Subsection 6.5(d) of the 2011 Indenture, the following definitions contained in Section 1.1 of the 2011 Indenture must be read as follows:

(a)
"Applicable Period" means any period announced by the board of directors of Molycorp as a period of time for which a cash dividend or distribution will be declared and paid by Molycorp to the holders of all or substantially all of the outstanding Common Shares;

(b)
"Applicable Securities Legislation" means applicable securities laws (including rules, regulations, policies and instruments) in each of the applicable provinces of Canada and the United States of America;

(c)	"Auditors of the Corporation" means an independent firm of chartered accountants duly appointed as auditors of Molycorp;

(d)
"Change of Control" means: (i) the acquisition by any Person, or group of Persons acting jointly or in concert (within the meaning of MI 62-104), of voting control or direction of an aggregate of 50% or more of the outstanding Common Shares; or (ii) the sale of all or substantially all of the assets of Molycorp, but shall not include a sale, merger, reorganization, arrangement, combination or other similar transaction if the previous holders of Common Shares hold at least 50% of the voting control or direction in such merged, reorganized, arranged, combined or other continuing entity (and in the case of a sale of all or substantially all of the assets, in the entity which has acquired such assets) immediately following completion of such transaction;

(e)
"Common Shares" means common shares in the capital of Molycorp, as such common shares are constituted on the date of execution and delivery of the 2012 Indenture; provided that in the event of a change or a subdivision, revision, reduction, combination or consolidation thereof, any reclassification, capital reorganization, consolidation, amalgamation, arrangement, merger, sale or conveyance or liquidation, dissolution or winding-up, or such successive changes, subdivisions, redivisions, reductions, combinations or consolidations, reclassifications, capital reorganizations, consolidations, amalgamations, arrangements, mergers, sales or conveyances or liquidations, dissolutions or windings-up, then, subject to adjustments, if any, having been made in accordance with the provisions of Section 6.5 of the 2011 Indenture (read as required by the 2012 Indenture), "Common Shares" shall mean the shares or other securities or property resulting from such change, subdivision, revision, reduction, combination or consolidation, reclassification, capital reorganization, consolidation, amalgamation, arrangement, merger, sale or conveyance or liquidation, dissolution or winding-up;

(f)
"Common Share Purchase Agreement" means an agreement in customary form among Molycorp, the Trustee and the Persons making acceptable bids pursuant to a Common Share Bid Request, which complies with all applicable laws, including the Applicable Securities Legislation and the rules and regulations of any stock exchange on which the Common Shares are then listed;

(g)
"Current Market Price" means, generally, the VWAP of the Common Shares on the NYSE for the 20 consecutive trading days ending five trading days preceding the applicable date. If the Common Shares are not listed on the NYSE or any U.S. Securities Exchange, reference shall be made for the purpose of the above calculation to the principal securities exchange or market on which the Common Shares are listed or quoted or if no such prices are available "Current Market Price" shall be the fair value of a Common Share as reasonably determined by the board of directors of Molycorp;

(h)	"trading day" means, with respect to the NYSE or other market for securities, any day on which such exchange or market is open for trading or quotation;

(i)
"VWAP" means the volume weighted average trading price of the Common Shares (which must be calculated utilizing days in which the Common Shares actually trade) on the NYSE (or if the Common Shares are no longer traded on the NYSE, on such other exchange as the Common Shares are then traded).

References to the "TSX" in the 2011 Indenture shall be read to refer to the New York Stock Exchange (the "NYSE").
3.2    Effect of this Indenture on Subsection 2.4(f) of the 2011 Indenture
Notwithstanding the generality of the mutatis mutandis language in Section 2.2(b) hereof and for greater certainty, in order to accommodate the Neo Acquisition, and to fulfil, to the extent possible, the intent and provisions of Subsection 6.5(d) of the 2011 Indenture, the second paragraph of paragraph 2.4(f) of the 2011 Indenture must be read as follows:
The Initial Debentures shall be convertible into US$564.59 in cash and US$435.41 worth of Common

Shares at the Conversion Price. The Conversion Price in effect on the date hereof for each Common Share to be issued upon the conversion of Initial Debentures shall be equal to US$49.25 such that approximately 8.8406 Common Shares shall be issued for each US$435.41 principal amount of Initial Debentures so converted. Except as provided below, no adjustment in the number of Common Shares to be issued upon conversion will be made for dividends or distributions on Common Shares issuable upon conversion, the record date for the payment of which precedes the date upon which the holder becomes a holder of Common Shares in accordance with Article 6 of the 2011 Indenture, or for interest accrued on Initial Debentures surrendered. No fractional Common Shares will be issued, and holders will receive a cash payment in satisfaction of any fractional interest based on the Current Market Price as of the Date of Conversion. The Conversion Price applicable to, and the Common Shares, securities or other property receivable on the conversion of, the Initial Debentures is subject to adjustment pursuant to the provisions of Section 2.4(k) of the 2011 Indenture and Section 6.5 of the 2011 Indenture (each read as required by this Indenture).
3.3    Effect of this Indenture on Subsection 2.4(j) of the 2011 Indenture
Notwithstanding the generality of the mutatis mutandis language in Section 2.2(b) hereof and for greater certainty, in order to accommodate the Neo Acquisition, and to fulfil, to the extent possible, the intent and provisions of Subsection 6.5(d) of the 2011 Indenture, Subsection 2.4(k) of the 2011 Indenture must be read as follows:

2.4(k)
In addition to the requirements of Section 2.4(j) of the 2011 Indenture in respect of a Change of Control, the following provisions shall apply in respect of the occurrence of a Cash Change of Control:

(i)
In the event of the occurrence of a Cash Change of Control, then subject to regulatory approval, during the period (the "Cash Change of Control Conversion Period") beginning 10 trading days before the anticipated effective date of the Change of Control (the "Effective Date") and ending on the date that is 30 days after the Change of Control Notice and Change of Control Purchase Offer are delivered or mailed to holders of Initial Debentures in accordance with Section 2.4(j) of the 2011 Indenture, holders of Initial Debentures will be entitled to convert their Initial Debentures, in whole or in part, and receive, in addition to the number of Common Shares (or, at the option of Molycorp, cash or other property or securities in substitution therefor) that such holders are entitled to receive upon such conversion in accordance with the provisions and conditions of Sections 2.4(f), 2.4(k)(v) and (vi) of the 2011 Indenture and Article 6 of the 2011 Indenture, an additional number of Common Shares (or, at the option of Molycorp, cash or other property or securities in substitution therefor) per US$1,000 principal amount of Initial Debentures converted as set forth below (the "Make Whole Premium").

(ii)
The number of additional Common Shares per US$1,000 principal amount of Initial Debentures constituting the Make Whole Premium (the "Make Whole Premium Shares") shall be determined by reference to the table following subsection (iii) below, based on the Effective Date and the price (the "Stock Price") paid per Common Share in the transaction constituting the Change of Control. If holders of Common Shares receive only cash in the transaction constituting the Change of Control, the Stock Price shall be the cash amount paid per Common Share. Otherwise, the Stock Price shall be equal to the Current Market Price of the Common

Shares immediately preceding the Effective Date; provided that for the purposes of this subsection (k)(ii) and the determination of Current Market Price, the applicable period shall be calculated based on the 20 consecutive trading days ending five trading days preceding the applicable date. Notwithstanding the foregoing, in no circumstances can the effective Conversion Price (calculated by dividing US$1,000 by the number of Common Shares issuable upon conversion, including the maximum number of Make Whole Premium Shares hereunder) be less than the maximum permitted discounted price permitted by the NYSE (or such other exchange on which the Common Shares are then listed), if any, prior to any adjustments that may be made to the Stock Price to correspond to an adjustment to the Conversion Price under this Indenture.

(iii)
The following table shows the number of Make Whole Premium Shares for each hypothetical Stock Price and Effective Date set forth below, expressed as additional Common Shares per US$1,000 principal amount of Debentures. For the avoidance of doubt, Molycorp shall not be obliged to pay the Make Whole Premium otherwise than by issuance of Common Shares upon conversion of the Initial Debentures in accordance with the provisions and conditions of Section 2.4(f) of the 2011 Indenture and Article 6 of the 2011 Indenture (read as required by this Indenture). If the Stock Price or Effective Date are not set forth on the table then:

(A)
if the actual Stock Price on the Effective Date is between two Stock Prices on the table or the Effective Date is between two Effective Dates on the table, the number of Make Whole Premium Shares will be determined by a straight-line interpolation between the amounts set forth for the two Stock Prices and the two Effective Dates on the table based on a 365-day year, as applicable,

(B)
if the Stock Price on the Effective Date exceeds US$142.76 per Common Share, subject to adjustment as set forth herein, the number of Make Whole Premium Shares to be issued will be zero, and (iii) if the Stock Price on the Effective Date is less than US$35.55 per Common Share, subject to adjustment as set forth herein, the number of Make Whole Premium Shares to be issued will be zero.

Make Whole Premium Upon a Change of Control
(Number of Additional Common Shares per US$1,000 Debentures)

	Stock Price
Effective Date	$35.55	$37.47	$39.26	$41.94	$43.72	$46.40	$49.07	$51.75	$55.32
June 2, 2011	3.4084	3.0592	2.8016	2.4744	2.2891	2.0509	1.852	1.6854	1.5022
June 2, 2012	3.4084	2.7784	2.4794	2.1487	1.9622	1.7246	1.5281	1.3658	1.1902
June 2, 2013	3.4084	2.7784	2.2503	1.8598	1.6679	1.424	1.2235	1.0601	0.8863
June 2, 2014	3.4084	2.7784	2.2503	1.6275	1.4253	1.1655	0.9475	0.7653	0.5678
June 2, 2015	3.4084	2.7784	2.2503	1.5424	1.2345	0.9781	0.7697	0.5979	0.4042
June 2, 2016	3.4084	2.7784	2.2503	1.5424	1.1186	0.5923	0.3615	0.2111	0.0935
December 31, 2016	3.4084	2.7784	2.2503	1.5424	1.1186	0.544	0.0321	0.0411	--
December 31, 2017	3.4084	2.7784	2.2503	1.5424	1.1186	0.544	0.0321	--	--

	Stock Price
Effective Date	$58.89	$62.46	$71.38	$80.30	$89.22	$98.15	$107.07	$124.91	$142.76
June 2, 2011	1.3538	1.2326	1.0111	0.8636	0.7587	0.6799	0.6179	0.5253	0.4582
June 2, 2012	1.0515	0.941	0.749	0.6295	0.5492	0.4911	0.4462	0.3795	0.3315
June 2, 2013	0.7532	0.6512	0.488	0.3992	0.3454	0.3087	0.2807	0.2396	0.2095
June 2, 2014	0.4172	0.3083	0.1698	0.1259	0.1083	0.0976	0.0893	0.0765	0.067
June 2, 2015	0.2383	0.0939	--	--	--	--	--	--	--
June 2, 2016	0.0365	0.0099	--	--	--	--	--	--	--
December 31, 2016	--	--	--	--	--	--	--	--	--
December 31, 2017	--	--	--	--	--	--	--	--	--

(iv)
The Stock Prices set forth in the table above will be adjusted as of any date on which the Conversion Price of the Initial Debentures is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately preceding such adjustment multiplied by a fraction, the denominator of which is the Conversion Price immediately preceding the adjustment giving rise to the Stock Price adjustment and the numerator of which is the Conversion Price as so adjusted. The number of additional Make Whole Premium Shares set forth in the table above will be adjusted in the same manner as the Conversion Price as set forth in Section 6.5 of the 2011 Indenture (read as required by this Indenture), other than as a result of an adjustment of the Conversion Price by adding the Make Whole Premium as described above.

(v)
Notwithstanding the foregoing, if the Date of Conversion of any Initial Debentures occurs during the period beginning on the 10th trading day prior to the Effective Date and ending at the close of business on the Effective Date, the holders of such Initial Debentures shall, on conversion of their Initial Debentures, only be entitled to receive that number of Make Whole Premium Shares (as may be adjusted pursuant to Section 6.5 of the 2011 Indenture (read as required by this Indenture)) on the Business Day immediately following the Effective Date and, for greater certainty, only if the Change of Control occurs.

(vi)
The Make Whole Premium Shares shall be deemed to have been issued upon conversion of Initial Debentures on the Business Day immediately following the Effective Date. Section 6.5 of the 2011 Indenture (read as required by this Indenture) shall apply to such conversion and, for greater certainty, the former holders of Initial Debentures in respect of which the Make Whole Premium Shares are issuable shall be entitled to receive and shall accept, in lieu of the Make Whole Premium Shares, the number of shares or other securities or cash or other property of Molycorp or of the Person or other entity resulting from the transaction that constitutes the Cash Change of Control that such holders would have been entitled to receive if such holders had been the registered holders of the applicable number of Make Whole Premium Shares on the Effective Date.

(vii)
Except as otherwise provided in this Section, all other provisions of the 2011 Indenture applicable to a conversion of Initial Debentures shall apply to a conversion of Initial Debentures during the Cash Change of Control Conversion Period.

3.4    Effect of this Indenture on Section 6.5 of the 2011 Indenture
Notwithstanding the generality of the mutatis mutandis language in Section 2.2(b) hereof and for greater certainty, in order to accommodate the Neo Acquisition, and to fulfil, to the extent possible, the intent and provisions of Subsection 6.5(d) of the 2011 Indenture, Section 6.5 of the 2011 Indenture must be read as follows:
6.5    Adjustment of Conversion Price
Subject to the requirements of the NYSE (or such other exchange on which the Common Shares are then listed), the Conversion Price in effect at any date shall be subject to adjustment from time to time as set forth below.

(a)
If and whenever at any time prior to the Time of Expiry, Molycorp shall (i) subdivide or redivide the outstanding Common Shares into a greater number of shares, (ii) reduce, combine or consolidate the outstanding Common Shares into a smaller number of shares, or (iii) issue Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of a dividend or distribution (other than the issue of Common Shares to holders of Common Shares who have elected to receive dividends or distributions in the form of Common Shares in lieu of cash dividends or cash distributions paid in the ordinary course on the Common Shares), the Conversion Price in effect on the effective date of such subdivision, redivision, reduction, combination or consolidation or on the record date for such issue of Common Shares by way of a dividend or distribution, as the case may be, shall in the case of any of the events referred to in (i) and (iii) above be decreased in proportion to the number of outstanding Common Shares resulting from such subdivision, redivision or dividend, or shall, in the case of any of the events referred to in (ii) above, be increased in proportion to the number of outstanding Common Shares resulting from such reduction, combination or consolidation. Such adjustment shall be made successively whenever any event referred to in this subsection (a) shall occur. Any such issue of Common Shares by way of a dividend or distribution shall be deemed to have been made on the record date for the dividend or distribution for the purpose of calculating the number of outstanding Common Shares under subsections (c) and (d) of Section 6.5 of the 2011 Indenture (read as required by this Indenture).

(b)
If and whenever at any time prior to the Time of Expiry, Molycorp shall fix a record date for the payment of a cash dividend or distribution to the holders of all or substantially all of the outstanding Common Shares in respect of any Applicable Period, the Conversion Price shall be adjusted immediately after such record date so that it shall be equal to the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the denominator shall be the Current Market Price per Common Share on such record date and of which the numerator shall be the Current Market Price per Common Share on such record date minus the amount in cash per Common Share distributed to holders of Common Shares. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that any such cash dividend or distribution is not paid, the Conversion Price shall be re-adjusted to the Conversion Price which would then be in effect if such record date had not been fixed.

(c)
If and whenever at any time prior to the Time of Expiry, Molycorp shall fix a record date for the issuance of options, rights or warrants to all or substantially all the holders of its outstanding Common Shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Common Shares (or securities convertible into Common Shares) at a price per share (or having a conversion or exchange price per share) less than 95% of the Current Market Price of a Common Share on such record date, the Conversion Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date plus a number of Common Shares equal to the number arrived at by dividing the aggregate price of the total number of additional Common Shares offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible securities so offered) by such Current Market Price per Common Share, and of which the denominator shall be the total number of Common Shares outstanding on such record date plus the total number of additional Common Shares offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such a record date is fixed. To the extent that any such options, rights or warrants are not so issued or any such options, rights or warrants are not exercised prior to the expiration thereof, the Conversion Price shall be re-adjusted to the Conversion Price which would then be in effect if such record date had not been fixed or to the Conversion Price which would then be in effect based upon the number of Common Shares (or securities convertible into Common Shares) actually issued upon the exercise of such options, rights or warrants were included in such fraction, as the case may be.

(d)
If and whenever at any time prior to the Time of Expiry, there is a reclassification of the Common Shares or a capital reorganization of Molycorp other than as described in Section 6.5(a) of the 2011 Indenture (read as required by this Indenture) or a consolidation, amalgamation, arrangement, binding share exchange, merger of Molycorp with or into any other Person or other entity or acquisition of Molycorp or other combination pursuant to which the Common

Shares are converted into or acquired for cash, securities or other property; or a sale or conveyance of the property and assets of Molycorp as an entirety or substantially as an entirety to any other Person (other than a direct or indirect wholly-owned subsidiary of Molycorp) or other entity or a liquidation, dissolution or winding-up of Molycorp, any holder of a Debenture who has not exercised its right of conversion prior to the effective date of such reclassification, capital reorganization, consolidation, amalgamation, arrangement, merger, share exchange, acquisition, combination, sale or conveyance or liquidation, dissolution or winding-up, upon the exercise of such right thereafter, shall be entitled to receive and shall accept, in lieu of the number of Common Shares then sought to be acquired by it, such amount of cash or the number of shares or other securities or property of Molycorp or of the Person or other entity resulting from such merger, amalgamation, arrangement, acquisition, combination or consolidation, or to which such sale or conveyance may be made or which holders of Common Shares receive pursuant to such liquidation, dissolution or winding-up, as the case may be, that such holder of a Debenture would have been entitled to receive on such reclassification, capital reorganization, consolidation, amalgamation, arrangement, merger, share exchange, acquisition, combination, sale or conveyance or liquidation, dissolution or winding-up, if, on the record date or the effective date thereof, as the case may be, the holder had been the registered holder of the number of Common Shares sought to be acquired by it and to which it was entitled to acquire upon the exercise of the conversion right. If determined appropriate by the board of directors of Molycorp, to give effect to or to evidence the provisions of this subsection (d), Molycorp, its successor, or such purchasing Person or other entity, as the case may be, shall, prior to or contemporaneously with any such reclassification, capital reorganization, consolidation, amalgamation, arrangement, merger, share exchange, acquisition, combination, sale or conveyance or liquidation, dissolution or winding-up, enter into an indenture which shall provide, to the extent possible, for the application of the provisions set forth in the 2011 Indenture with respect to the rights and interests thereafter of the holder of Debentures to the end that the provisions set forth in the 2011 Indenture shall thereafter correspondingly be made applicable, as nearly as may reasonably be, with respect to any cash, shares or other securities or property to which a holder of Debentures is entitled on the exercise of its acquisition rights thereafter. Any indenture entered into between Molycorp and the Trustee pursuant to the provisions of this subsection (d) shall be a supplemental indenture entered into pursuant to the provisions of Article 5 of the 2012 Indenture. Any indenture entered into between Molycorp, any successor to Molycorp or such purchasing Person or other entity and the Trustee shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this subsection (d) and which shall apply to successive reclassifications, capital reorganizations, amalgamations, consolidations, mergers, share exchanges, acquisitions, combinations, sales or conveyances. For greater certainty, nothing in this subsection (d) shall affect or reduce the requirement for any Person to make a Change of Control Purchase Offer or to pay the Make Whole Premium in accordance with Section 2.4 of the 2011 Indenture (read as required by this Indenture), and notice of any transaction to which this subsection (d) applies shall be given in accordance with Section 6.10 of the 2011 Indenture.

(e)
If Molycorp shall make a distribution to all holders of Common Shares of shares in the capital of Molycorp, other than Common Shares, or evidences of indebtedness or other assets of Molycorp, including securities (but excluding (x) any issuance of rights or warrants for which an adjustment was made pursuant to Section 6.5(c) of the 2011 Indenture (read as required by this Indenture), and (y) any dividend or distribution paid exclusively in cash for which an adjustment was made pursuant to Section 6.5(b) of the 2011 Indenture (read as required this

Indenture)) (the "Distributed Securities"), then in each such case (unless Molycorp distributes such Distributed Securities to the holders of Debentures on such dividend or distribution date (as if each holder had converted such Debenture into Common Shares immediately preceding the record date with respect to such distribution)) the Conversion Price in effect immediately preceding the ex-distribution date fixed for the dividend or distribution shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately preceding such ex-distribution date by a fraction of which the denominator shall be the five-day VWAP for the Common Shares immediately prior to the ex-distribution date and of which the numerator shall be the five-day VWAP for the Common Shares for the first five trading days that occur immediately post the ex-distribution date. Such adjustment shall be made successively whenever any such distribution is made and shall become effective five Business Days immediately after the ex-distribution date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared.
Notwithstanding the foregoing, if the securities distributed by Molycorp to all holders of its Common Shares consist of capital stock of, or similar equity interests in, a Subsidiary or other business of Molycorp (the "Spinoff Securities"), the Conversion Price shall be adjusted, unless Molycorp makes an equivalent distribution to the holders of Debentures, so that the same shall be equal to the rate determined by multiplying the Conversion Price in effect on the record date fixed for the determination of shareholders entitled to receive such distribution by a fraction, the denominator of which shall be the sum of (A) the weighted average trading price of one Common Share over the 20 consecutive trading day period (the "Spinoff Valuation Period") commencing on and including the fifth trading day after the date on which ex-dividend trading commences for such distribution on the NYSE (or such other exchange on which the Common Shares are then listed) and (B) the product of (i) the weighted average trading price (calculated in substantially the same way as the Current Market Price is calculated for the Common Shares) over the Spinoff Valuation Period of the Spinoff Securities or, if no such prices are available, the fair market value of the Spinoff Securities as reasonably determined by the board of directors of Molycorp (which determination shall be conclusive and shall be evidenced by an Officers' Certificate of Molycorp delivered to the Trustee) multiplied by (ii) the number of Spinoff Securities distributed in respect of one Common Share and the numerator of which shall be the weighted average trading price of one Common Share over the Spinoff Valuation Period, such adjustment to become effective immediately preceding the opening of business on the 25th trading day after the date on which ex-dividend trading commences; provided, however, that Molycorp may in lieu of the foregoing adjustment elect to make adequate provision so that each holder of Debentures shall have the right to receive upon conversion thereof the amount of such Spinoff Securities that such holder of Debentures would have received if such Debentures had been converted on the record date with respect to such distribution.

(f)
If any issuer bid made by Molycorp or any of its Subsidiaries for all or any portion of Common Shares shall expire, then, if the issuer bid shall require the payment to shareholders of consideration per Common Share having a fair market value (determined as provided below) that exceeds the Current Market Price per Common Share on the last date (the "Expiration Date") tenders could have been made pursuant to such issuer bid (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter sometimes called the "Expiration Time"), the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately preceding the close of business on the Expiration Date by a fraction of which (i) the denominator shall be the sum of (A) the fair market value of the aggregate consideration (the fair market value as determined by the board of directors of Molycorp, whose determination shall be conclusive evidence of such fair market value and which shall be evidenced by an Officers' Certificate of Molycorp delivered to the Trustee) payable to shareholders based on the acceptance (up to any maximum specified in the terms of the issuer bid) of all Common Shares validly tendered and not withdrawn as of the Expiration Time (the Common Shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Common Shares") and (B) the product of the number of Common Shares outstanding (less any Purchased Common Shares and excluding any Common Shares held in the treasury of Molycorp) at the Expiration Time and the Current Market Price per Common Share on the Expiration Date and (ii) the numerator of which shall be the product of the number of Common Shares outstanding (including Purchased Common Shares but excluding any Common Shares held in the treasury of Molycorp) at the Expiration Time multiplied by the Current Market Price per Common Share on the Expiration Date, such increase to become effective immediately preceding the opening of business on the day following the Expiration Date. In the event that Molycorp is obligated to purchase Common Shares pursuant to any such issuer bid, but Molycorp is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would have been in effect based upon the number of Common Shares actually purchased, if any. If the application of this subsection (f) to any issuer bid would result in a decrease in the Conversion Price, no adjustment shall be made for such issuer bid under this subsection (f).
For purposes of the foregoing, the term "issuer bid" shall mean an issuer bid under Applicable Securities Legislation or a take-over bid under Applicable Securities Legislation by a Subsidiary of Molycorp for the Common Shares and all references to "purchases" of Common Shares in issuer bids (and all similar references) shall mean and include the purchase of Common Shares in issuer bids and all references to "tendered Common Shares" (and all similar references) shall mean and include Common Shares tendered in issuer bids.

(g)
In any case in which this Section shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, Molycorp may defer, until the occurrence of such event, issuing to the holder of any Debenture converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event before giving effect to such adjustment; provided, however, that Molycorp shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional Common Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares declared in favour of holders of record of Common Shares on and after the Date of Conversion or such later date as such holder would, but for the provisions of this subsection (g), have become the holder of record of such additional Common Shares pursuant to Section 6.4(b) of the 2011 Indenture (read as required by this Indenture).

(h)
The adjustments provided for in this Section are cumulative and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Section, provided that, notwithstanding any other provision of this Section, no adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided however, that any adjustments which by reason of this subsection (h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(i)	For the purpose of calculating the number of Common Shares outstanding, Common Shares owned by or for the benefit of Molycorp shall not be counted.

(j)
In the event of any question arising with respect to the adjustments provided in this Section, such question shall be conclusively determined by a firm of nationally recognized chartered accountants appointed by Molycorp and acceptable to the Trustee (who may be the auditors of Molycorp); such accountants shall have access to all necessary records of Molycorp and such determination shall be binding upon Molycorp, the Corporation, the Trustee, and the Debentureholders.

(k)
In case Molycorp shall take any action affecting the Common Shares other than action described in this Section 6.5 of the 2011 Indenture, which in the opinion of the board of directors of Molycorp, would materially affect the rights of Debentureholders, the Conversion Price shall be adjusted in such manner and at such time, by action of the such board of directors, as it, in its sole discretion, may determine to be equitable in the circumstances. Failure of the board of directors of Molycorp to make such an adjustment shall be conclusive evidence that such board has determined that it is equitable to make no adjustment in the circumstances.

(l)
No adjustment in the Conversion Price shall be made in respect of any event described in Sections 6.5(a), 6.5(b), 6.5(c), 6.5(e) or 6.5(f) of the 2011 Indenture (each read as required by this Indenture) above other than the events described in 6.5(a)(i) or 6.5(a)(ii) of the 2011 Indenture (each read as required by this Indenture) if the holders of the Debentures are entitled to participate in such event on the same terms mutatis mutandis as if they had converted their Debentures prior to the effective date or record date, as the case may be, of such event.

(m)
Except as stated above in this Section, no adjustment will be made in the Conversion Price for any Debentures as a result of the issuance of Common Shares at less than the Current Market Price for such Common Shares on the date of issuance or the then applicable Conversion Price.

(n)
Subject to the terms of any particular series of Debentures, notwithstanding the foregoing, if holders of Debentures would otherwise be entitled to receive, upon conversion of the Debentures, any property (including cash) or securities that would not constitute "prescribed securities" for the purposes of clause 212(1)(b)(vii)(E) of the Income Tax Act (Canada) as it applied on December 31, 2007 (referred to herein as "ineligible consideration"), such holders shall not be entitled to receive such ineligible consideration but Molycorp or its successor or acquirer, as the case may be, shall have the right (at the sole option of Molycorp or such successor or acquirer, as the case may be) to deliver either such ineligible consideration or such "prescribed securities" with a market value (as conclusively determined by the board of directors of Molycorp) equal to the market value of such ineligible consideration.

3.5    Effect of this Indenture on Section 11.1 of the 2011 Indenture
Notwithstanding the generality of the mutatis mutandis language in Section 2.2(b) hereof and for greater certainty, in order to accommodate the Neo Acquisition, and to fulfil, to the extent possible, the intent and provisions of Subsection 6.5(d) of the 2011 Indenture, Section 11.1 of the 2011 Indenture must be read as follows:
11.1    Molycorp may Consolidate, etc., Only on Certain Terms

(a)
Molycorp may not, without the consent of the holders, consolidate with or amalgamate or merge with or into any Person (other than a directly or indirectly wholly-owned Subsidiary of Molycorp) or sell, convey, transfer or lease all or substantially all of the properties and assets of Molycorp to another Person (other than a directly or indirectly wholly-owned Subsidiary of Molycorp) unless:

(i)
the Person formed by such consolidation or into which Molycorp is amalgamated or merged, or the Person which acquires by sale, conveyance, transfer or lease all or substantially all of the properties and assets of Molycorp is a corporation, organized and existing under the laws of Canada or any province or territory thereof or the laws of the United States or any state thereof and such corporation (if other than Molycorp or the continuing corporation resulting from the amalgamation of Molycorp with another corporation under the laws of Canada or any province or territory thereof or the United States or any state thereof) expressly assumes, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the obligations of Molycorp under the Debentures and this Indenture and the performance or observance of every covenant and provision of this Indenture and the Debentures required on the part of Molycorp to be performed or observed and the conversion rights shall be provided for in accordance with Article 4 of the 2011 Indenture, by supplemental indenture satisfactory in form to the Trustee, executed and delivered to the Trustee, by the Person (if other than Molycorp or the continuing corporation resulting from the amalgamation of Molycorp with another corporation under the laws of Canada or any province or territory thereof or the laws of the United States or any state therof) formed by such consolidation or into which Molycorp shall have been merged or by the Person which shall have acquired Molycorp's assets;

(ii)	after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(iii)
if Molycorp or the continuing corporation resulting from the amalgamation or merger of Molycorp with another Person under the laws of Canada or any province or territory thereof or the laws of the United States or any state thereof will not be the resulting, continuing or surviving corporation, Molycorp shall have, at or prior to the effective date of such consolidation, amalgamation, merger or sale, conveyance, transfer or lease, delivered to the Trustee an Officers' Certificate and an opinion of counsel to the Trustee or counsel to Molycorp, each stating that such consolidation, amalgamation, merger or transfer complies with this Article and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this Article, and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)
For purposes of the foregoing, the sale, conveyance, transfer or lease (in a single transaction or a series of related transactions) of the properties or assets of one or more Subsidiaries of Molycorp (other than to Molycorp or another wholly-owned Subsidiary of Molycorp), which, if such properties or assets were directly owned by Molycorp, would constitute all or substantially all of the properties and assets of Molycorp and its Subsidiaries, taken as a whole, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of Molycorp.
3.6    Effect of the Indenture on Section 11.2 of the 2011 Indenture
Notwithstanding the generality of the mutatis mutandis language in Section 2.2(b) hereof and for greater certainty, in order to accommodate the Neo Acquisition, and to fulfil, to the extent possible, the intent and provisions of Subsection 6.5(d) of the 2011 Indenture, Section 11.2 of the 2011 Indenture must be read as follows:
11.2    Successor Substituted
Upon any consolidation of Molycorp with, or amalgamation or merger of Molycorp into, any other Person or any sale, conveyance, transfer or lease of all or substantially all of the properties and assets of Molycorp and its Subsidiaries, taken as a whole, in accordance with Section 11.1 of the 2011 Indenture (read as required by this Indenture), the successor Person formed by such consolidation or into which Molycorp is amalgamated or merged or to which such sale, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, Molycorp under this Indenture with the same effect as if such successor Person had been named as Molycorp herein, and thereafter, except in the case of a lease, and except for obligations the predecessor Person may have under a supplemental indenture entered into pursuant to Section 11.1(a)(iii) of the 2011 Indenture (read as required by this Indenture), the predecessor Person shall be relieved of all obligations and covenants under the 2012 Indenture, the 2011 Indenture and the Debentures.
ARTICLE 4
MAINTAIN LISTING
Notwithstanding the generality of the mutatis mutandis language in Section 2.2(b) hereof and for greater certainty, in order to accommodate the Neo Acquisition, and to fulfil, to the extent possible, the intent and provisions of Subsection 6.5(d) of the 2011 Indenture, Molycorp covenants and agrees to use reasonable commercial efforts to maintain the listing of the Common Shares on the NYSE, the Toronto Stock Exchange, the TSX Venture Exchange or on a U.S. Securities Exchange, and to maintain Molycorp's status as a "reporting company" as defined by the Exchange Act not in default of the requirements of the Applicable Securities Legislation; provided that the foregoing covenant shall not prevent or restrict Molycorp from carrying out a transaction to which Article 11 of the 2011 Indenture (read as required by this Indenture) would apply if carried out in compliance with such Article 11 even if as a result of such transaction Molycorp ceases to be a "reporting company", or the Common Shares cease to be listed on the NYSE, the Toronto Stock Exchange, the TSX Venture Exchange and/or a U.S. Securities Exchange.

ARTICLE 5
SUPPLEMENTAL INDENTURES
5.1    Supplemental Indentures

From time to time the Trustee and, when authorized by a resolution of the board of directors of Molycorp, Molycorp, may, and they shall when required by this Indenture, execute, acknowledge and deliver by their proper officers deeds or indentures supplemental hereto which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	evidencing the succession, or successive successions, of others to Molycorp and the covenants of and obligations assumed by any such successor in accordance with the provisions of this Indenture; and

(b)	for any other purpose not inconsistent with the terms of this Indenture.
Without limiting the generality of the foregoing and without the consent or approval of all or any of the Debentureholders, Molycorp and the Trustee may, by supplemental indenture or otherwise, (i) amend any of the provisions of this Indenture related to matters of United States law or the issuance of Common Shares into the United States in order to ensure that such issuances can be made in accordance with applicable law in the United States; and (ii) make any changes or corrections in this Indenture which it shall have been advised by Molycorp's counsel are required for the purpose of curing or correcting any ambiguity or defective or inconsistent provisions or clerical omissions or mistakes or manifest errors contained herein or in any indenture supplemental hereto, providing that in the opinion of the Trustee (relying upon an opinion of Molycorp's counsel) the rights of the Debentureholders are in no way prejudiced thereby.

ARTICLE 6
NOTICES
6.1    Notice to Molycorp
Any notice to Molycorp under the provisions of this Indenture shall be valid and effective if delivered to the Molycorp at: 5619 DTC Parkway Suite 1000, Greenwood Village, Colorado U.S.A. 80111, Attention: Chief Financial Officer, or if given by registered letter, postage prepaid, to such office and so addressed and if mailed, shall be deemed to have been effectively given three days following the mailing thereof. Molycorp may from time to time notify the Trustee in writing of a change of address which thereafter, until changed by like notice, shall be the address of Molycorp for all purposes of this Indenture.
6.2    Notice to Trustee
Any notice to the Trustee under the provisions of this Indenture shall be valid and effective if delivered to the Trustee at its principal office in the City of Toronto, at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Attention: Manager, Corporate Trust, or if given by registered letter, postage prepaid, to such office and so addressed and, if mailed, shall be deemed to have been effectively given three days following the mailing thereof.
6.3    Mail Service Interruption
If by reason of any interruption of mail service, actual or threatened, any notice to be given to the Trustee would reasonably be unlikely to reach its destination by the time notice by mail is deemed to have been given pursuant to Section 6.2 of this Indenture, such notice shall be valid and effective only if delivered at the appropriate address in accordance with Section 6.2 of this Indenture.

ARTICLE 7
CONCERNING THE TRUSTEE
7.1    Residency and No Conflict of Interest
The Trustee represents to Molycorp that to the best of its knowledge at the date of execution and delivery by it of this Indenture the Trustee is not a non-resident of Canada for the purposes of the Income Tax Act (Canada) and there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder but if, notwithstanding the provisions of this Section 7.1, such a material conflict of interest exists, or hereafter arises, the validity and enforceability of this Indenture, the 2011 Indenture and the Debentures issued thereunder, shall not be affected in any manner whatsoever by reason only that such material conflict of interest exists or arises but the Trustee shall, within 30 days after ascertaining that it has a material conflict of interest, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Section 15.2 of the 2011 Indenture.
7.2    Replacement of Trustee
The Trustee may resign its trust and be discharged from all further duties and liabilities hereunder by giving to Molycorp 90 days' notice in writing or such shorter notice as Molycorp may accept as sufficient. If at any time a material conflict of interest exists in the Trustee's role as a fiduciary hereunder the Trustee shall, within 30 days after ascertaining that such a material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in this Section 7.2. The validity and enforceability of this Indenture and of the Debentures issued hereunder shall not be affected in any manner whatsoever by reason only that such a material conflict of interest exists. In the event of the Trustee resigning or being removed or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, Molycorp shall forthwith appoint a new Trustee unless a new Trustee has already been appointed by the Debentureholders. Failing such appointment by Molycorp, the retiring Trustee or any Debentureholder may apply to a Judge of the Superior Court of Ontario, on such notice as such Judge may direct at Molycorp's expense, for the appointment of a new Trustee but any new Trustee so appointed by Molycorp or by the Court shall be subject to removal as aforesaid by the Debentureholders and the appointment of such new Trustee shall be effective only upon such new Trustee becoming bound by this Indenture. Any new Trustee appointed under any provision of this Section 7.2 shall be a corporation authorized to carry on the business of a trust company in all of the Provinces of Canada and a resident of Canada for the purposes of the Income Tax Act (Canada). On any new appointment the new Trustee shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as Trustee.
Any company into which the Trustee may be merged or, with or to which it may be consolidated, amalgamated or sold, or any company resulting from any merger, consolidation, sale or amalgamation to which the Trustee shall be a party, shall be the successor trustee under this Indenture without the execution of any instrument or any further act. Nevertheless, upon the written request of the successor Trustee or of Molycorp, the Trustee ceasing to act shall execute and deliver an instrument assigning and transferring to such successor Trustee, upon the trusts herein expressed, all the rights, powers and trusts of the Trustee so ceasing to act, and shall duly assign, transfer and deliver all property and money held by such Trustee to the successor Trustee so appointed in its place. Should any deed, conveyance or instrument in writing from Molycorp be required by any new Trustee for more fully and certainly vesting in and confirming to it such estates, properties, rights, powers and trusts, then any and all such deeds, conveyances and instruments in writing shall on request of said new Trustee, be made, executed, acknowledged and delivered by Molycorp.

7.3    Duties of Trustee
In the exercise of the rights, duties and obligations prescribed or conferred by the terms of this Indenture, the Trustee shall act honestly and in good faith and exercise that degree of care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.
7.4    Reliance Upon Declarations, Opinions, etc.
In the exercise of its rights, duties and obligations hereunder the Trustee may, if acting in good faith, rely, as to the truth of the statements and accuracy of the opinions expressed therein, upon statutory declarations, opinions, reports or certificates furnished pursuant to any covenant, condition or requirement of this Indenture or required by the Trustee to be furnished to it in the exercise of its rights and duties hereunder, if the Trustee examines such statutory declarations, opinions, reports or certificates and determines that they comply with Section 7.5 of this Indenture, if applicable, and with any other applicable requirements of this Indenture. The Trustee may nevertheless, in its discretion, require further proof in cases where it deems further proof desirable. Without restricting the foregoing, the Trustee may rely on an opinion of counsel including Molycorp's counsel satisfactory to the Trustee.
7.5    Evidence and Authority to Trustee, Opinions, etc.
Molycorp shall furnish to the Trustee to the extent required by the Trustee any evidence of corporate authority relating to any action or step required or permitted to be taken by Molycorp under this Indenture or as a result of any obligation imposed under this Indenture, or the taking of any action to be taken by the Trustee at the request of or on the application of Molycorp, forthwith if and when (a) such evidence is required by any other Section of this Indenture to be furnished to the Trustee, or (b) the Trustee, in the exercise of its rights and duties under this Indenture, gives Molycorp written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.
Whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Trustee, if acting in good faith, may rely upon an Officers' Certificate.
For the purposes of this Indenture, "Officers' Certificate" means a certificate of Molycorp signed by any two authorized officers or directors of Molycorp, in their capacities as officers or directors of Molycorp, and not in their personal capacities. Each evidentiary document shall include (a) a statement by the person(s) giving the evidence that they have read and are familiar with those provisions of this Indenture, (b) a brief statement of the nature and scope of the examination or investigation upon which the statements or opinions contained in such evidence are based, (c) a statement that, in the belief of the person giving such evidence, they have made such examination or investigations as is necessary to enable them to make the statements or give the opinions contained or expressed therein, and (d) a statement whether in the opinion of such person the authority relating to such action or step hereunder is required or permitted or not.
7.6    Experts, Advisers and Agents
The Trustee may:

(a)
employ or retain and act and rely on the opinion or advice of or information obtained from any solicitor, auditor, valuer, engineer, surveyor, appraiser or other expert, whether obtained by the Trustee or by Molycorp, or otherwise, and shall not be liable for acting, or refusing to act, in good faith on any such opinion or advice and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)
employ such agents and other assistants as it may reasonably require for the proper discharge of its duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the trusts hereof and any solicitors employed or consulted by the Trustee may, but need not be, solicitors for Molycorp.

7.7    No Risk of Funds
None of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless indemnified.
7.8    Trustee Not Bound to Act on Molycorp's Request
Except as in this Indenture otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Molycorp until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.
7.9    Authority to Carry on Business
The Trustee represents to Molycorp that at the date of execution and delivery by it of this Indenture it is authorized to carry on the business of a trust company in each of the provinces of Canada but if, notwithstanding the provisions of this Section 7.9, it ceases to be so authorized to carry on business, the validity and enforceability of this Indenture and the securities issued hereunder shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any of the provinces of Canada, either become so authorized or resign in the manner and with the effect specified in Section 7.2 of this Indenture.
7.10    Compensation and Indemnity

(a)
Molycorp shall pay to the Trustee from time to time compensation for its services hereunder as agreed separately by Molycorp and the Trustee, and shall pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in the administration or execution of its duties under this Indenture (including the reasonable and documented compensation and disbursements of its counsel and all other advisers and assistants not regularly in its employ), both before any default hereunder and thereafter until all duties of the Trustee under this Indenture shall be finally and fully performed. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust.

(b)
Molycorp hereby indemnifies and saves harmless the Trustee and its directors, officers, agents and employees from and against any and all loss, damages, charges, expenses, claims, demands, actions or liability whatsoever which may be brought against the Trustee or which it may suffer or incur as a result of or arising out of the performance of its duties and obligations hereunder save only in the event of gross negligence, or the wilful misconduct or bad faith of the Trustee. This indemnity will survive the termination or discharge of this Indenture and the resignation or removal of the Trustee.

The Trustee shall notify Molycorp promptly of any claim for which it may seek indemnity. Molycorp shall defend the claim and the Trustee shall co-operate in the defence. The Trustee may have separate counsel and Molycorp shall pay the reasonable fees and expenses of such counsel. Molycorp need not pay for any settlement made without its consent, which consent must not be unreasonably withheld. This indemnity shall survive the resignation or removal of the Trustee or the discharge of this Indenture.

(c)	Molycorp need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through gross negligence or bad faith or breach of the Trustee's duties hereunder.
7.11    Third Party Interests
Each party to this Indenture (in this paragraph referred to as a "representing party") hereby represents to the Trustee that any account to be opened by, or interest to held by, the Trustee in connection with this Indenture, for or to the credit of such representing party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such representing party hereby agrees to complete, execute and deliver forthwith to the Trustee a declaration, in the Trustee's prescribed form or in such other form as may be satisfactory to it, as to the particulars of such third party.
7.12    Anti-Money Laundering
The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, acting reasonably, determines that such act might cause it to be in noncompliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Trustee, in its sole judgment, acting reasonably, determine at any time that its acting under this Indenture has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days' prior written notice sent to Molycorp provided that (i) the Trustee's written notice shall describe the circumstances of such non-compliance; and (ii) if such circumstances are rectified to the Trustee's satisfaction within such 10-day period, then such resignation shall not be effective.
7.13    Privacy Laws
The parties acknowledge that federal and/or provincial legislation that addresses the protection of individuals' personal information (collectively, "Privacy Laws") applies to certain obligations and activities under this Indenture. Notwithstanding any other provision of this Indenture, neither party shall take or direct any action that would contravene, or cause the other to contravene, applicable Privacy Laws. Molycorp shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this Indenture and to comply with applicable laws and not to use it for any other purpose except with the consent of or direction from Molycorp or the individual involved or as permitted by Privacy Laws; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.
7.14    Force Majeure
Except for the payment obligations of Molycorp contained herein, neither party shall be liable to the other, or held in breach of this Indenture, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Indenture shall be extended per for a period of time equivalent to the time lost because of any delay that is excusable under this Section 7.14.
ARTICLE 8
EXECUTION AND FORMAL DATE AND TERMINATION
8.1    Execution
This Indenture may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.
8.2    Formal Date
For the purpose of convenience this Indenture may be referred to as bearing the formal date as of June 11, 2012 irrespective of the actual date of execution hereof or the actual effective date hereof.
8.3    Termination
The Trustee shall release and discharge this Indenture and execute and deliver such instruments as it shall be advised by Molycorp's counsel are requisite for that purpose and to release Molycorp from its covenants herein contained (other than the provisions relating to the indemnification of the Trustee), contemporaneously with and upon the first to occur of: (i) the Trustee releasing and discharging the 2011 Indenture pursuant to Section 9.4 of the 2011 Indenture; and (ii) Neo Materials being deemed to have fully repaid, satisfied and discharged all of the outstanding Debentures pursuant to Section 9.5 of the 2011 Indenture.

IN WITNESS whereof the parties hereto have executed these presents under their respective corporate seals and the hands of their proper officers in that behalf.

MOLYCORP, INC.
Per:	/s/ Mark A. Smith
Mark Smith President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY OF CANADA
Per:	/s/ Lisa M. Kudo
Lisa M. Kudo Corporate Trust Officer
Per:	/s/ Mary Abraham
Mary Abraham Corporate Trust Officer

ACKNOWLEDGED this 11th day of June, 2012.

NEO MATERIALS TECHNOLOGIES INC.
Per:	/s/ Michael F. Doolan
Michael Doolan Executive Vice President and Chief Financial Officer